EXHIBIT 99.1

                             [American Tower Logo]

                                                            Contact:  Anne Alter
                                                  Director of Investor Relations
                                                      Telephone:  (617) 375-7500

FOR IMMEDIATE RELEASE

                           AMERICAN TOWER CORPORATION
                     REGISTERS CLASS A COMMON STOCK OFFERING

Boston,  Massachusetts  - February 1, 2000 - American Tower  Corporation  (NYSE:
AMT) announced today that it has filed a registration statement with the Securities and Exchange Commission to register the public offering of 8,500,000 shares of Class A Common Stock by the Company (exclusive of an over-allotment option of 1,275,000 shares which the Company has granted to the underwriters). The offering price per share will be determined based on the current market price of the Class A Common Stock. Proceeds from the offering will be used by the Company to repay bank borrowings, finance tower acquisitions, finance construction projects and for general working capital purposes. Credit Suisse First Boston is the lead underwriter for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of a Preliminary Prospectus may be obtained from the Prospectus Department of Credit Suisse First Boston, 11 Madison Avenue, New York, NY 10010.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 10,400 sites in the United States and Mexico, including approximately 300 broadcast tower sites. Of the 10,400 sites, approximately 9,000 are owned or leased towers and approximately 1,400 are managed and lease/sublease sites. Based in Boston, American Tower has regional hub offices in Boston, Atlanta, Chicago, Houston, San Francisco and Mexico City. For more information about American Tower Corporation, please visit our web site www.americantower.com.

This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involve a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities, (ii) dependence on demand for wireless communications, use of satellites for internet data transmission, and implementation of digital television, (iii) the success of the Company's tower construction program and
(iv) the successful operational integration of the Company's business acquisitions. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.



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  American Tower Corporation 116 Huntington Avenue Boston, Massachusetts 02116
            (617) 375-7500 FAX (617) 375-7575 www.americantower.com